As filed with the Securities and Exchange Commission on March 4, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the ☐

Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Sec. 240.14a-12

Innovator ETFs® Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary proxy materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Voicemail Script

Hi (Name)

Records show you are an Innovator ETF shareholder. As you may know, Innovator entered into an agreement to be acquired by Goldman Sachs.

We are calling to take your vote, which will take about 30 seconds. Please call us back at 866-210-4338. Once you vote, you will not receive any more phone calls, emails, or mail on this topic. Thank you

Outbound Call Script

Hello, my name is (CSR FULL NAME). May I please speak with (SHAREHOLDER’S FULL NAME)? (Repeat the greeting if necessary)

If the shareholder is unavailable:

We can be reached toll-free at 866-210-4338, Monday to Friday, 10:00 AM to 11:00 PM Eastern time. Thank you and have a nice day.

If Shareholder is available

To be short - I’m from Sodali & Co. and I’m calling since you’re a shareholder of an Innovator ETF. As you may already know, Innovator has entered into an agreement to be acquired by Goldman Sachs. Shareholders are being asked to vote their shares to approve a new advisory agreement and an expanded board. Do you have 30 seconds to cast your vote? This will stop all outreach.

If Yes:

The Board of Trustees recommends a vote in FAVOR of the proposals. Would you like to vote along with their recommendation?

IF YES:

If we identify any additional accounts before the meeting, would you like to vote them the same way as today?
(Proceed to confirming the vote)

If No:

This is a necessary process, but feel free to talk to your financial advisor or take some time and call us back when you’re ready to vote. The number is 866-210-4338. To reiterate, as soon as you cast your vote, all outreach will stop.

Confirming the vote:

I am recording your vote (recap voting instructions).

For confirmation, please state your full name. (Pause)

According to our records, you reside in (city, state, zip). (Pause)

To confirm your address for the letter, please state your street address. (Pause)
Thank you. You will receive written confirmation in 3 to 5 business days. Please review and retain it. If you have questions, call the toll-free number in the letter. Your vote is important and appreciated. Have a good (morning/afternoon/evening).